Exhibit 10.1

Execution Version

SECOND AMENDMENT TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
This SECOND AMENDMENT to SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 30, 2012 (this “Amendment”), by and among MAPCO EXPRESS, INC., a Delaware corporation (the “Borrower”), Fifth Third Bank, as Administrative Agent ("Administrative Agent") for certain financial institutions party to the Credit Agreement described below (the “Lenders”), and the Lenders party hereto.
W I T N E S S E T H:
WHEREAS, the Borrower, Administrative Agent and the Lenders, are parties to that certain Second Amended and Restated Credit Agreement dated as of December 10, 2009 (as the same has been amended pursuant to that certain First Amendment to Second Amended and Restated Credit Agreement dated as of December 23, 2010 (the “First Amendment”) and may further be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders amend the Credit Agreement in certain respects; and
WHEREAS, in light of such requests, on the terms and subject to the conditions set forth herein, Administrative Agent and the Required Lenders have agreed to amend the Credit Agreement as set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
1.Defined Terms. Unless otherwise noted herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement (as amended hereby).
2.Amendment to the Credit Agreement. Effective as of the Second Amendment Effective Date, and in reliance upon the representations and warranties of the Loan Parties set forth in the Loan Documents and in this Amendment, the Credit Agreement is hereby amended as follows:

(a)Section 1.1 of the Credit Agreement hereby is amended by substituting the following definitions of the terms set forth below in lieu of the current version of such definitions contained in Section 1.1 of the Credit Agreement:

“Consolidated Fixed Charges”: for any period, (x) the sum (without duplication) of (a) Consolidated Interest Expense of the Borrowers and their Subsidiaries for such period, (b) provision for cash income taxes made by the Borrowers or any of their Subsidiaries on a consolidated basis in respect of such period, (c) scheduled payments (other than principal payments of Revolving Credit Loans) made or required to be made during such period on account of principal of Indebtedness of the Borrowers or any of their Subsidiaries (including, without limitation, the amount of principal that is attributable to any Capital Lease Obligation, but excluding the effect of any reclassification of Indebtedness as required under GAAP upon commencement of retail operations at a Delek Financed Build to Suit Project), and (d) the aggregate amount, without duplication, of all Restricted Payments made by the Borrowers pursuant to Sections 7.6(c) and 7.6(e) during such period (whether or not made in compliance with such Sections 7.6(c) and 7.6(e)) minus (y) any Holdings' Equity Contribution made during such period (other than Holdings' Equity Contributions the proceeds of which are designated to be used to purchase Delek Funded FF&E); provided, that, the aggregate amount permitted to be deducted from Consolidated Fixed Charges pursuant to this clause (y) shall not exceed an amount equal to $10,000,000 plus the amount of all Restricted Payments made by Mapco Express during such period to Holdings in accordance with Sections 7.6(c) and 7.6(e).
“Consolidated Lease Expense”: for any period, the aggregate amount of fixed and contingent rentals payable by the Borrowers and their Subsidiaries for such period with respect to leases of real and personal Property, determined on a consolidated basis in accordance with GAAP, including, without limitation, all Delek Build to Suit Operating Lease Payments; provided, that neither (a) any such rentals or costs and any lease expense pertaining to any leased retail stores for which the underlying lease agreements shall have been terminated by the Borrowers during such period nor (b) payments in respect of Capital Lease Obligations shall constitute Consolidated Lease Expense.
“Consolidated Total Debt”: at any date, without duplication, the aggregate principal amount of all Indebtedness of the Borrowers and their Subsidiaries (excluding all obligations of such Persons, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities) at such date, determined on a consolidated basis in accordance with GAAP, other than Delek Build to Suit Borrower Indebtedness.
“Funded Debt”: with respect to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of “Indebtedness” in this Section 1.1, other than Delek Build to Suit Borrower Indebtedness.
(b)Section 1.1 of the Credit Agreement is hereby further amended by inserting the following new definitions in the appropriate alphabetical order:
“Delek Build to Suit Borrower Indebtedness” means (a) Indebtedness incurred by Delek, NTI or a Delek Joint Venture in connection with the construction of the Delek Financed Build to Suit Leased Locations, which such Indebtedness is non-recourse to the Borrowers and their Subsidiaries, but is required in accordance with GAAP to be recorded as a liability on Mapco's balance sheet and, as a result thereof, constitutes “Indebtedness” of Mapco solely as a result of such GAAP accounting, which such Indebtedness is secured solely by (x) assets that are not legally owned by Mapco or a Subsidiary of Mapco and (y) Delek Funded FF&E, or (b) Indebtedness of the Borrowers arising (i) solely as a result of the lease by a Borrower of any buildings, land, fixtures and other improvements in connection with Delek Financed Build to Suit Project being categorized under GAAP as Capital Lease Obligations or (ii) in connection with a Delek Financed Build to Suit Project categorized as Indebtedness under GAAP prior to the commencement of retail operations at such Delek Financed Build to Suit Project.
“Delek Build to Suit Financing”: means secured Indebtedness incurred by Delek, NTI or the Delek Joint Venture, as applicable, to finance the purchase by such Person of a Delek Financed Build to Suit Leased Location.

“Delek Build to Suit Lease”: means a lease by any of the Borrowers or a Wholly Owned Subsidiary of buildings, land, certain fixtures and other improvements from Holdings, NTI or a Delek Joint Venture, in each case in connection with a Delek Financed Build to Suit Project.
“Delek Build to Suit Operating Lease Payments”: means any and all payments made in respect of a Delek Build to Suit Lease that are deemed rental payments for the land being leased and are required under GAAP to be categorized as payments in respect of an operating lease.
"Delek Financed Build to Suit Leased Location": the fee or leasehold interest in real Property acquired by a Holdings, NTI or the Delek Joint Venture, as applicable, and certain buildings, fixtures and other improvements thereon to be built (or otherwise provided) by a developer pursuant to a Delek Financed Build to Suit Project, which such Property and improvements are leased from Holdings, NTI or the Delek Joint Venture, as the case may be, to a Borrower or a Wholly Owned Subsidiary of a Borrower pursuant to a Delek Build to Suit Lease.
"Delek Financed Build to Suit Project": an arrangement whereby any one of Holdings, NTI, or a Delek Joint Venture, shall acquire a fee or leasehold interest in real Property and shall build on such Property improvements, including a convenience store (which may include improvements and assets for customary ancillary uses in Borrowers' line of business, such as a car wash), in accordance with the specifications provided by a Borrower and lease the to-be-newly-built convenience store (together with any such ancillary improvements and assets) to such Borrower or Wholly Owned Subsidiary.
“Delek Funded FF&E” means, in connection with any Delek Financed Build to Suit Project, furniture, fixtures and equipment owned by a Borrower or a Subsidiary of a Borrower, which such furniture, fixtures and equipment was acquired by a Borrower or a Subsidiary of a Borrower solely with the cash proceeds of a so designated Holdings' Equity Contribution received by Mapco.
“Delek Joint Venture”: any joint venture that is entered into by Holdings or NTI with a non-Affiliated third party land developer on an arm's length basis to engage in the joint undertaking of a business, which such business shall consist of Delek Financed Build to Suit Projects; provided, that, no Borrower and no Subsidiary of a Borrower shall assume liability for any liabilities of the Delek Joint Venture (whether by operation of law or by contract) without the prior consent of the Required Lenders.
“NTI” means NTI Investments, LLC, a Delaware limited liability company and a Wholly Owned Subsidiary of Holdings that, for purposes of clarification, is not a Loan Party.
“Second Amendment” means that certain Second Amendment to Second Amended and Restated Credit Agreement dated as of the Second Amendment Effective Date by and among the Borrowers, each other Loan Party, the Administrative Agent and the Lenders.
“Second Amendment Effective Date” is March 30, 2012.
(c)Amendment to Section 4 of the Credit Agreement (Representations and Warranties). Section 4 of the Credit Agreement is hereby amended adding a new Section 4.22 thereto immediately following Section 4.21 thereof as follows:
“4.22    Delek Build to Suit Leases. The Borrowers and their Subsidiaries have no liabilities or other obligations owing to any Person (and, in the future will have no liabilities or obligations owing to any Person) in respect of any Delek Build to Suit Financing or any Delek Build to Suit Borrower

Indebtedness (other than standard and customary obligations of a tenant under the Delek Build to Suit Leases). A default in the payment or performance of any term of any Delek Build to Suit Lease will not result in any holder of Delek Build to Suit Financing having any rights or remedies against Mapco or any Subsidiary of Mapco, other than, in each case with respect to a Delek Financed Build to Suit Leased Location, upon a default under the Delek Build to Suit Financing applicable to such location (a) standard and customary rights and remedies of a landlord under a lease and (b) rights with respect to Delek Funded FF&E securing such Delek Build to Suit Financing.”
(d)Amendment to Section 6.2 of the Credit Agreement (Certificates; Other Information). Section 6.2 of the Credit Agreement is hereby amended by (i) deleting the “and” at the end of clause (f) thereof, (ii) deleting the period at the end of clause (g) thereof and substituting “; and” therefor and (ii) adding a new clause (h) thereto immediately following clause (g) thereof as follows:
“(h)    concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and 6.1(b) above, (i) a summary setting forth in reasonable detail all existing Delek Joint Ventures and describing any additional Delek Joint Ventures entered into or formed, and any Delek Joint Ventures that shall have been liquidated, dissolved or otherwise terminated, since the date of the last such summary delivered to the Administrative Agent and the Lenders in accordance with the terms hereof, (ii) a summary of each Delek Financed Build to Suit Leased Location including, without limitation, the status of such project and the amount of any Delek Build to Suit Financing then in place with respect to such project, (iii) a summary of all Delek Build to Suit Borrower Indebtedness then outstanding (or deemed outstanding), and (iv) a summary of all Delek Funded FF&E acquired by any Borrower or any Subsidiary of any Borrower during such period.”
(e)Amendment to Section 6.10 of the Credit Agreement (Additional Collateral, etc.). Section 6.10(a) of the Credit Agreement hereby is amended by deleting such Section in its entirety and substituting the following in lieu thereof:
“6.10    Additional Collateral, etc. (a) With respect to any Property acquired after the First Amendment Effective Date by any Borrower or any of its Subsidiaries (other than (w) any real property or any Property described in paragraph (c) of this Section, (x) vehicles or any Property subject to a Lien expressly permitted by Section 7.3(g), (y) Property acquired by an Excluded Foreign Subsidiary and (z) any Excluded Collateral (as such term is defined in the Guarantee and Collateral Agreement)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (or, solely with respect to Delek Funded FF&E, for so long as Delek Build to Suit Financing is in place with respect to the Delek Financed Build to Suit Leased Location where such Delek Funded FF&E is located, take commercially reasonable, best efforts to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected second priority security interest) in such Property (other than Deposit Accounts, unless otherwise requested to take such action by the Administrative Agent, in its sole reasonable discretion), including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.
(f)Amendment to Section 6.10 of the Credit Agreement (Additional Collateral, etc.). Section 6.10(b) of the Credit Agreement hereby is amended by including the following sentence at the end of such Section:
“The forgoing notwithstanding, with respect to each Delek Build to Suit Lease entered into by a Borrower or a Subsidiary of a Borrower, the Borrowers shall promptly (1) execute and deliver a first priority leasehold Mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such leasehold interest in real property if and to the extent permitted by the terms of such Delek Build to Suit Lease and the holder of Delek Build to Suit Financing associated with such Delek Build to Suit Lease, (2) deliver to the Administrative Agent an appraisal of such real property from a firm reasonably satisfactory to the Administrative Agent, (3) use commercially reasonable, best efforts to deliver to the Administrative Agent a landlord waiver and consent to leasehold mortgage in form and substance reasonably acceptable to the Administrative Agent, (4) if requested by the Administrative Agent, provide the Lenders with any consents, waivers or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (5) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.”
(g)Amendment to Section 7.1(d) of the Credit Agreement (Consolidated Adjusted Leverage Ratio). Section 7.1(d) of the Credit Agreement hereby is amended by deleting such Section in its entirety and substituting the following in lieu thereof:

“(d)    Consolidated Adjusted Leverage Ratio. Permit the Consolidated Adjusted Leverage Ratio as of the last day of any period of four consecutive fiscal quarters of the Borrowers ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Adjusted Leverage Ratio

FQ4 2011	4.75 to 1.00
FQ1 2012	5.00 to 1.00
FQ2 2012	5.00 to 1.00
FQ3 2012	5.00 to 1.00
FQ4 2012	5.00 to 1.00
FQ1 2013	5.00 to 1.00
FQ2 2013	5.00 to 1.00
FQ3 2013	5.00 to 1.00
FQ4 2013	5.00 to 1.00
FQ1 2014	4.75 to 1.00
FQ2 2014	4.75 to 1.00
FQ3 2014	4.75 to 1.00
FQ4 2014	4.50 to 1.00
FQ1 2015	4.50 to 1.00
FQ2 2015 and thereafter	4.25 to 1.00”

(h)Amendment to Section 7.2 of the Credit Agreement (Limitations on Indebtedness). Section 7.2 of the Credit Agreement is hereby amended by (i) deleting the “and” at the end of clause

(m) thereof, (ii) deleting the period at the end of clause (n) thereof and substituting “; and” therefor and (ii) adding a new clause (o) thereto immediately following clause (n) thereof as follows:
“(o)    Delek Build to Suit Borrower Indebtedness, in an aggregate amount not to exceed $42,000,000 at any time outstanding; provided, that, such Indebtedness constitutes “Indebtedness” solely as a result of GAAP accounting and is at all times non-recourse the Borrowers and all Subsidiaries of the Borrowers.”
(i)Amendment to Section 7.3 of the Credit Agreement (Limitations on Liens). Section 7.3 of the Credit Agreement is hereby amended by (i) deleting the “and” at the end of clause (l) thereof, (ii) deleting the period at the end of clause (m) thereof and substituting “; and” therefor and (ii) adding a new clause (n) thereto immediately following clause (m) thereof as follows:
“(n)    Liens on Delek Funded FF&E located at a Delek Financed Build to Suit Leased Location solely to the extent: (i) such Liens secure Delek Build to Suit Financing at the Delek Financed Build to Suit Leased Location where the Delek Funded FF&E is located, (ii) such Liens do not at any time encumber any Property of Borrower or its Subsidiaries, other than the Delek Funded FF&E, (iii) 100% of the purchase price paid to acquire such Delek Funded FF&E was financed through a Holdings' Equity Contribution, (iv) the amount of Indebtedness initially secured thereby is not more than 100% of all costs associated with such Delek Financed Build to Suit Leased Location, and (v) for so long as such Liens are in place, Borrowers shall take commercially reasonable, best efforts to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected second priority security interest in such Delek Funded FF&E.”
(j)Amendment to Section 7.7 of the Credit Agreement (Limitation on Growth Capital Expenditures). Section 7.7 of the Credit Agreement is hereby amended by adding the following new subsection (c) immediately following subsection (b) thereof:

"(c)    Growth Capital Expenditures consisting purchases of Delek Funded FF&E."
(k)Amendment to Section 7.10 of the Credit Agreement (Limitations on Sales and Leasebacks). Section 7.10 of the Credit Agreement hereby is amended by deleting such Section in its entirety and substituting the following in lieu thereof:

“7.10    Limitation on Sales and Leasebacks. Enter into or maintain any arrangement with any Person providing for the leasing by a Borrower or any Subsidiary of real or personal Property which has been or is to be sold by a Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or rental obligations of Holdings, a Borrower or such Subsidiary, except that a Borrower or any of its Subsidiaries may enter into sale and leaseback transactions if (i) the aggregate amount of Indebtedness incurred equal to the Attributable Debt relating to all sale and leaseback transactions does not exceed $12,500,000 in the aggregate outstanding at all times from and after the First Amendment Effective Date and (ii) the Net Cash Proceeds of each sale and leaseback transaction are at least equal to the fair market value of the Property that is the subject of such sale and leaseback transaction.”
3.Conditions to Effectiveness. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

(a)Amendment. The Required Lenders shall have received this Amendment, executed and delivered by a duly authorized officer of the Borrower.

(b)Additional Closing Deliveries. The receipt by Administrative Agent of each of the documents, agreements, instruments and other deliveries set forth in the closing agenda attached hereto as Exhibit A, in each case, duly executed and delivered, as applicable, and in form and substance satisfactory to Administrative Agent, except for such deliveries that Administrative Agent has otherwise acknowledged may be delivered after the First Amendment Effective Date pursuant to a written agreement;

(c)Representations and Warranties. Each of the representations and warranties set forth in Section 4 hereof shall be true, accurate and complete in all respects; and

(d)No Default. No Default or Event of Default shall have occurred and be continuing or arise as a direct result of this Amendment or any of the transactions contemplated hereby.

4.Representations and Warranties.     To induce the Administrative Agent and the Lenders to enter into this Amendment, each Loan Party hereby represents and warrants to the Administrative Agent and Lenders that as of the date hereof:

(a)each of the representations and warranties made by such Loan Party contained in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifiers contained therein) as of such date, except to the extent such representation or warranty expressly relates to an earlier date (in which case, such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifiers contained therein) as of such earlier date);
(b)such Loan Party has all requisite corporate or limited liability company, as applicable, power and authority to execute, deliver and perform its obligations under this Amendment;

(c)the execution, delivery and performance by such Loan Party of this Amendment have been duly authorized by all necessary action by such Loan Party;

(d)this Amendment constitutes the legal, valid and binding obligation of such Loan Party, enforceable against such Person in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and

(e)no Default or Event of Default presently exists.

The “Second Amendment Effective Date” shall mean the first date on which each of the conditions set forth in this Section 4 have been satisfied.
5.Payment of Expenses. The Borrowers agree to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

6.GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7.No Modification. Except as expressly set forth herein, the execution of this Amendment shall not (i) operate as a waiver of any right, power or remedy of Administrative Agent or any Lender or other Secured Party, (ii) constitute a waiver of compliance with any term or condition contained in the Credit Agreement or any of the other Loan Documents or (iii) constitute a course of conduct or dealing among the parties. Except as expressly stated herein, Administrative Agent and the Lenders reserve all rights, privileges and remedies under the Loan Documents. Except as expressly amended hereby the Credit Agreement remains unmodified and in full force and effect. All references in the Loan Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby.

8.Counterparts. This Amendment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.

9.Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Borrower may not assign or transfer any of its rights or obligations under this Amendment without the prior written consent of Administrative Agent.

10.Further Assurance. The Borrowers hereby agree from time to time, as and when requested by Administrative Agent or Lenders, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as Administrative Agent or Lenders may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Amendment, the Credit Agreement and the Loan Documents.

11.Severability; Facsimile Signature. The illegality or unenforceability of any provision of this Amendment or any document, instrument or agreement required hereunder or delivered in connection herewith shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment or any document, instrument or agreement required hereunder. This Amendment, or any document, instrument or agreement required hereunder or delivered in connection herewith, delivered by facsimile transmission shall have the same force and effect as if the original thereof had been delivered.

12.Continued Effectiveness; No Novation. Anything contained herein to the contrary notwithstanding, neither this Amendment nor any of the Loan Documents executed in connection herewith is intended to or shall serve to effect a novation of the Obligations under the Credit Agreement and the other Loan Documents. Instead, it is the express intention of the parties hereto to reaffirm the indebtedness created under the Credit Agreement which is evidenced by the Credit Agreement, as amended hereby, the notes, if any, provided for therein and secured by the Collateral.

13.Release of Claims.     In consideration of the Lenders' and Administrative Agent's agreements contained in this Amendment, the Borrower hereby irrevocably releases and forever discharge the Lenders and the Administrative Agent and their affiliates, subsidiaries, successors, assigns, directors, officers, employees, agents, consultants and attorneys (each, a “Released Person”) of and from any and all claims, suits, actions, investigations, proceedings or demands, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which the Borrower ever had or now has against Administrative Agent, any Lender or any other Released Person which relates, directly or indirectly, to any acts or omissions of Administrative Agent, any Lender or any other Released Person relating to the Credit Agreement or any other Loan Document on or prior to the date hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.
MAPCO EXPRESS, INC., as a Borrower

By:    /s/ Mark B. Cox
Name:    Mark B. Cox
Title:    Executive Vice President and Chief     Financial Officer

By:    /s/ Gregory A. Intemann
Name:    Greg Intemann
Title:    Vice President & Treasurer

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

FIFTH THIRD BANK, as Administrative Agent and a Lender
By:    /s/ Kirk A. Johnson
Name:    Kirk A. Johnson
Title:    Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

______________________________________, as a Lender

By:    _________________________________
Name:    _________________________________
Title:    _________________________________

______________________________________, as a ___________________ Agent

By:    _________________________________
Name:    _________________________________
Title:    _________________________________

EXHIBIT A

N/A